Exhibit 10.3

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is dated as of November 29, 2010 (the “Effective Date”) by and between CRP-2 Forge, LLC, a Delaware limited liability company (“Landlord”) and Echo Therapeutics, Inc. (f/k/a Sontra Medical Corporation), a Delaware corporation (“Tenant”).

WHEREAS, Landlord, as successor in interest to Forge Park Investors, LLC, and Tenant are parties to that certain Lease Agreement dated January 24, 2003, as amended by that certain First Amendment to Lease dated February 11, 2008 (the “First Amendment), as further amended by that certain Second Amendment to Lease dated as of January 11, 2009, as further amended by that certain Third Amendment to Lease dated September 30, 2009 (collectively, the “Lease”), for the lease of certain premises consisting of approximately 12,999 square feet located at 10 Forge Parkway, Franklin, Massachusetts, as more particularly described in the Lease (the “Premises”); and

WHEREAS, Landlord and Tenant wish to extend and amend certain provisions of the Lease as provided below;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows.

AGREEMENT

1.             Definitions.  Capitalized terms used in this Fourth Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2.             Modifications.  Modifications to Lease:

A.            Extension.  The Term of the Lease shall be extended for three (3) years and the Expiration Date as referenced in the Lease is hereby extended from March 31, 2011 to March 31, 2014.  Tenant acknowledges that it has previously occupied the Premises and is accepting them AS-IS in their current condition, without representation or warranty by Landlord.

B.             Base Rent.  Commencing on December 1, 2011 the Base Rent shall be payable according to the following schedule:

Period	Base Rent (per annum)	Monthly Base Rent	Approximate S.F. Base Rent
December 1, 2010 - March 31, 2014	$113,741.25	$9,478.44	$8.75

Notwithstanding anything to the contrary herein, provided Tenant is not in default hereunder, Base Rent shall be abated for the month of December 2010 (the “Base Rent Abatement Period”).  In no event shall the Base Rent Abatement Period be deemed to reduce or eliminate Tenant’s obligation to pay Additional Rent or any other amounts due hereunder other than Base Rent.

C.             Renewal. So long as there exists no default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined) and Tenant has not assigned this Lease in whole or in part nor sublet the Premises in whole or in part, Tenant shall have the option to extend the Initial Term for one (1) additional three (3) year period (the “Extension Term”) upon written notice to Landlord given not less than six (6) months and not more than twelve (12) months prior to the expiration of the Initial Term.  If Tenant fails to exercise its option to extend the Term strictly within the time period set forth in this section, then Tenant’s option to extend the Term shall automatically lapse and be of no further force or effect.  In the event that Tenant exercises the option granted hereunder, the Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such Extension Term except that the Base Rent due from the Tenant shall be increased to Landlord’s determination of fair market value for Base Rent as provided herein and Tenant shall have no further right or option to extend the Term.  If Tenant timely exercises its option to extend the Term, then no later than thirty (30) days following receipt of Tenant’s notice, Landlord shall notify Tenant in writing of Landlord’s determination of the Base Rent for the Extension Term (“Landlord’s Rental Notice”).  If Tenant does not object to Landlord’s determination of the Base Rent by written notice to Landlord within ten (10) days after the date of Landlord’s Rental Notice, then Tenant shall be deemed to have accepted the Base Rent set forth in Landlord’s Rental Notice.  If Tenant does timely object to Landlord’s determination of Base Rent for the Extension Term, the parties shall use commercially reasonable efforts to agree upon the Base Rent for the Extension Term, provided, however, if the parties cannot agree upon the Base Rent within thirty (30) days after Landlord receives Tenant’s notice of objection, then the Term shall not be extended and Tenant’s rights under this section shall terminate and be of no further force or effect. For the purposes of this section, Base Rent for the Extension Term shall reflect Landlord’s reasonable determination of the fair market value that would be agreed upon between a landlord and a tenant entering into a new lease on or about the date on which the Extension Term is to begin for a comparable term and for space comparable to the Premises in the Building and buildings comparable to the Building in the market area.  Such determination of fair market value shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of fair market value shall also take into consideration any reasonably anticipated changes in rental conditions from the time such fair market value is being determined and the date upon which the Extension Term will begin.

3.             Real Estate Brokers.  Landlord utilized the services of Cushman & Wakefield of Massachusetts, Inc. (the “Listing Broker”) and Tenant utilized the services of Richards Barry Joyce & Partners (the “Non-Listing Broker”) in connection with this Fourth Amendment.  Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Fourth Amendment.  Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement.  Tenant agrees to forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord by any broker other than the Listing Broker and Non-Listing Broker as a result of any misrepresentation by Tenant hereunder.

4.             Governing Law.  This Fourth Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).

5.             Ratification of Lease.  Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.  Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this Fourth Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease; (c) Landlord has completed, to Tenant’s satisfaction, any Landlord work to the Premises, and has paid, as required by the Lease, any tenant improvement allowances in connection therewith; and (d) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease.  Tenant further acknowledges that as of the date of Tenant’s execution of this Fourth Amendment, Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease). Tenant furthermore acknowledges, confirms, and agrees that Tenant has no options or rights to (a) renew or extend the term of the Lease, (b) terminate the Lease, or (c) expand the Premises, other than as specifically set forth in this Fourth Amendment.

6.             Limitation of Liability.  Neither Landlord nor any officer, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.

7.             Entire Agreement.  This Fourth Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

8.             Multiple Counterparts.  This Fourth Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the Effective Date stated above.

TENANT:		LANDLORD:

ECHO THERAPEUTICS, INC. (f/k/a SONTRA MEDICAL CORPORATION),		CRP-2 FORGE, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Harry G. Mitchell	By:	/s/ (illegible)
Name: Harry G. Mitchell		Name:
Title: CFO, COO & Treasurer		Title: